Exhibit 2.2

Plan of Liquidation
of
Internet America, Inc.

This Plan of Liquidation (the “Plan”) is intended to accomplish the liquidation of Internet America, Inc., a Texas corporation (the “Company”), in accordance with Subchapter K of Chapter 21, including Sections 21.501 through 21.504, Chapter 11, and other applicable provisions of the Texas Business Organizations Code (the “TBOC”).

1. Approval and Adoption of Plan. This Plan shall be effective when all of the following steps have been completed:

(a) the board of directors of the Company (the “Board of Directors”) has adopted resolutions deeming it advisable and in the best interest of the shareholders of the Company to (i) liquidate the Company, (ii) adopt this Plan, and (iii) call a special meeting (the “Meeting”) of the shareholders of the Company to approve the liquidation of the Company, including but not limited to the sale of all or substantially all of the Company’s operating assets to AirCanopy Internet Services, Inc., a Texas corporation (the “Asset Sale”), and adopt this Plan;

(b) the liquidation of the Company, including the Asset Sale, has been approved by and this Plan has been adopted by the requisite vote of the Company’s shareholders at a special meeting of the shareholders of the Company; and

(c) the Asset Sale has closed, and the Company has received the purchase price payable thereunder. Upon the receipt by the Company of the purchase price payable pursuant to the Asset Sale, this Plan shall constitute the adopted Plan of the Company as of such date (the “Effective Date”)

2. Liquidation Process. After the Effective Date and subject to Sections 11.052 and 11.053 and other applicable provisions of the TBOC, the Company shall take such steps, as the Board, in its absolute discretion, deems necessary, appropriate, or advisable in order to liquidate the Company’s operations, including, but not limited to:

(a) the collection and sale of all or substantially off the Company’s non-cash assets, in one or more transactions, including the Asset Sale (subject to approval of the Asset Sale by the shareholders of the Company);

(b) the payment of the Company’s outstanding liabilities and obligations, or, if the assets of the Company are not sufficient to discharge all of its liabilities and obligations, to apply the Company’s assets, to the extent possible, to the just and equitable discharge of such liabilities and obligations;

(c) the making of any provisions as are reasonably likely to be sufficient to provide compensation for any claims against the Company;

(d) the distribution of the Company’s assets to its shareholders;

(e) the continuation of the Company’s business in whole or in part for the limited period necessary to avoid unreasonable loss of the Company’s property or business, including the maintenance of the Company’s existence for the purposes of seeking a combination or merger;

(f) the sending of written notice to each known claimant against the Company;

(g) the prosecution or defense of any action against the Company;

(h) the cessation of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business; and

(i) the establishment of and transfer of assets to a liquidating trust.

No further vote or action by the Company’s shareholders shall be necessary to approve any such steps, and to the extent that any such steps have already been taken (including in connection with the Asset Sale), such steps are hereby ratified and approved.

3. Expenses of Liquidation. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of this Plan shall constitute approval of such payments by the shareholders of the Company.

4. Employees and Independent Contractors. In connection with effecting the liquidation of the Company and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, hire or retain such employees, consultants, independent contractors, agents and advisors as the Board of Directors deems necessary or desirable to supervise or facilitate the liquidation. The Company may, in the absolute discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, consultants, independent contractors, agents, advisors and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan shall constitute approval of any such compensation by the shareholders of the Company.

5. Indemnification. The Company shall continue to indemnify its officers, directors, employees, and agents in accordance with its certificate of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

6. Tax Matters. It is intended that any distributions to the shareholders pursuant to this Plan shall be treated as distributions in complete liquidation of the Company for the purposes of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”) and for this Plan to constitute a plan of complete liquidation for the purpose of Section 346(a) of the Code. This Plan shall be deemed to authorize the taking of such action as the Board determines may be necessary to conform with the provisions of said Sections 331 and 336 and the Treasury regulations promulgated thereunder. The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company. Within thirty (30) days after the Effective Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code, and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof. The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of liquidation.

7. Power of Board of Directors and Officers. The Board of Directors is hereby authorized, without further action by the Company’s shareholders, to do and perform, or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.